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                                                                    EXHIBIT 99.2

                          CREDENCE SYSTEMS CORPORATION

                          STOCK OPTION ASSUMPTION UNDER
                        TMT, INC. 1996 STOCK OPTION PLAN

OPTIONEE:

TMT SHARES SUBJECT TO OPTION:

CREDENCE SHARES SUBJECT TO OPTION:

TMT EXERCISE PRICE:

CREDENCE EXERCISE PRICE:
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          As you know, TMT, Inc. ("TMT") was recently acquired by Credence
Systems Corporation ("Credence") through a transaction effected on May 12, 2000 (the "Effective Time").

          In connection with this transaction, Credence has assumed all of your outstanding TMT stock options so that those options now cover shares of Credence common stock. Several changes to each of your options were also made as part of the assumption process. These changes may be summarized as follows:

          1. The number of shares of Credence common stock subject to your option has been adjusted to reflect the ratio at which shares of TMT common stock were exchanged for shares of Credence common stock in the transaction. That ratio was 0.1507652 of a share of Credence common stock for each share of TMT common stock (the "Exchange Ratio"). As a result, the number of Credence shares now subject to your option is as set forth above and is equal to the number of TMT shares subject to your option immediately before the transaction, multiplied by the Exchange Ratio and rounded down to the nearest whole share.

          2. The aggregate exercise price under your Credence option for all of your new shares is approximately the same as the AGGREGATE exercise price that previously existed for all of the shares purchasable under your TMT options immediately prior to the transaction. However, the exercise price PER SHARE for those options has been adjusted to reflect the Exchange Ratio and is set forth above. Accordingly, the exercise price per share in effect under your option immediately before the transaction has been divided by the Exchange Ratio and rounded up to the nearest cent to establish the price per share payable for the Credence common stock.



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          3. The Credence shares subject to your assumed option will vest and become exercisable in accordance with the same installment vesting schedule in effect for the TMT shares subject to your option immediately prior to the Effective Time; except, that the number of shares subject to each such installment will be adjusted to reflect the Exchange Ratio. You will now earn vesting credit for the period you continue in employment or service with Credence (or any Credence subsidiary) following the Effective Time.

          Except for the foregoing adjustments, all the terms and conditions of your TMT option will continue in effect.

          You have been provided two copies of this memorandum. Please review it carefully so that you understand your rights to acquire Credence shares under your assumed option. You should contact Nina Chellew at Credence if you have any questions. After you have reviewed this memorandum, please sign one copy and return it to the following address:

                          Credence Systems Corporation
                               215 Fourier Avenue
                                Fremont, CA 94539
                               Attn: Nina Chellew

The other copy of this Agreement should be attached to your existing option agreement so that you will have a complete record of all the terms and provisions applicable to your options as now assumed by Credence.

                                 ACKNOWLEDGMENT

                  The undersigned acknowledges receipt of the foregoing memorandum and understands that all rights and liabilities with respect to each of his or her TMT options hereby assumed by Credence are as set forth in this memorandum, the applicable Plan and the stock option documents evidencing the TMT option.

                                               _________________________________

                                               ___________________, OPTIONEE

DATED:_________________, 2000